For Immediate Release

DARLING INTERNATIONAL INC. ANNOUNCES RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2006

Irving, Texas , March 15, 2007:   Darling International Inc. (AMEX: DAR) today reported increased net income of $6.1 million, or $0.07 per share, for the fourth quarter 2006, as compared to $2.1 million, or $0.03 per share, for the 2005 comparable period. Sales and results of operations for the fourth quarter and fiscal year ended December 30, 2006 as compared to the same periods of the prior year, are as follows:

Fourth Quarter 2006

For the fourth quarter of 2006, the Company reported net sales of $128.1 million as compared to $76.9 million for the fourth quarter of 2005. Substantially all of the $51.2 million increase in sales is attributable to the Company’s acquisition of substantially all of the assets of National By-Products, LLC on May 15, 2006.

The $4.0 million increase in net income for the fourth quarter 2006 resulted primarily from: (i) improved prices for finished products; (ii) lower energy prices; and (iii) the integration of National By-Products and achievement of resulting synergies.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “We are very pleased with our results for the fourth quarter. Higher finished product prices along with improved raw material tonnage created a favorable operating environment during the quarter. We are excited to begin realizing benefits from the integration of National By-Products. As we move into 2007, our management team remains committed to delivering value to our shareholders.”

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Fiscal Year 2006

For fiscal year 2006, the Company reported net sales of $407.0 million as compared to $308.9 million for Fiscal year 2005. Substantially all of the $98.1 million increase in sales, which was partially offset by lower prices for finished products, is attributable to the Company’s acquisition of substantially all of the assets of National By-Products.

For the fiscal year ended December 30, 2006, the Company reported net income of $5.1 million, or $0.07 per share, as compared to $7.7 million or $0.12 per share for the 2005 comparable period. The $2.6 million decrease in net income for fiscal year 2006 resulted primarily from: (i) $4.5 million in charges related to prepayment fees and the write-off of deferred loan costs in connection with the termination of the Company’s previous subordinated debt and revolving credit facilities; (ii) lower prices for finished products; and (iii) higher legal expenses.

Darling International will host a conference call to discuss the Company's Fiscal 2006 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Monday, March 19, 2007. To listen to the conference call, participants calling from within North America may dial 888-868-9079; international participants may dial 973-935-8510. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until April 2, 2007 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 8515665. The conference call will also be archived on the company's website for seven days.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," " begin, " " look forward, " , "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended December 30, 2006 and December 31, 2005
(Dollars in thousands, except per share amounts)
(Unaudited)

                                        Three Months Ended                                Twelve Months Ended
	Dec. 30, 2006	Dec. 31, 2005	$ Change Favorable (Unfavorable )	Dec. 30, 2006	Dec. 31, 2005	$ Change Favorable (Unfavorable	)
Net sales	$ 128,130	$ 76,908	$ 51,222	$ 406,990	$ 308,867	$ 98,123
Costs and expenses:
Cost of sales and operating expenses	99,143	59,693	(39,450)	321,416	241,707	(79,709)
Selling, general and administrative expenses	11,721	9,082	(2,639)	45,649	35,240	(10,409)
Depreciation and amortization	5,822	4,397	(1,425)	20,686	15,787	(4,899)
Total costs and expenses	116,686	73,172	(43,514)	387,751	292,734	(95,017)
Operating income	11,444	3,736	7,708	19,239	16,133	3,106
Other income/(expense):
Interest expense	(1,860)	(1,450)	(410)	(7,184)	(6,157)	(1,027)
Other, net	(291)	12	(303)	(4,682)	903	(5,585)
Total other income/(expense)	(2,151)	(1,438)	(713)	(11,866)	(5,254)	(6,612)
Income from continuing operations before income taxes	9,293	2,298	6,995	7,373	10,879	(3,506)
Income taxes	(3,204)	(182)	(3,022)	(2,266)	(3,184)	918
Income from continuing operations	6,089	2,116	3,973	5,107	7,695	(2,588)
Income/(loss) from discontinued operations, net of tax	-	(35)	35	-	46	(46)
Net income	$ 6,089	$ 2,081	$ 4,008	$ 5,107	$ 7,741	$ (2,634)
Basic earnings per share Diluted earnings per share	$ 0.08 $ 0.07	$ 0.03 $ 0.03	$ 0.05 $ 0.04	$ 0.07 $ 0.07	$ 0.12 $ 0.12	$ (0.05 $ (0.05	) )

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300